Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney VP Investor Relations 774-512-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL SALES RESULTS

WESTBOROUGH, MA – May 5, 2011 – BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported that sales for April 2011 increased by 12.2% to $871.7 million from $777.0 million in April 2010. Comparable club sales for April 2011 increased by 8.5%, including a contribution from sales of gasoline of 4.4%. Excluding the impact of gasoline, merchandise comparable club sales increased by approximately 4.1%. A calendar shift in the timing of Easter had a positive impact on merchandise comparable club sales of approximately 2.7%. In April 2010, comparable club sales increased by 4.6%, including a benefit of 3.8% from sales of gasoline. Merchandise comparable club sales excluding gasoline increased by 0.8% in April 2010, including a negative impact of 2.5% from a calendar shift in the timing of Easter.

For the first quarter of 2011, net sales increased by 10.0% to $2.77 billion and comparable club sales increased by 6.3%, including a contribution from sales of gasoline of 3.9%. Excluding the positive impact from sales of gasoline, merchandise comparable club sales for the first quarter of 2011 increased by 2.4%. For the first quarter of 2010, comparable club sales increased by 7.8%, including a contribution from sales of gasoline of 3.6%. Excluding sales of gasoline, merchandise comparable clubs sales increased by 4.2%.

	Four Weeks Ended April 30, 2011	Thirteen Weeks Ended April 30, 2011
Comparable club sales	8.5%	6.3%
Impact of gasoline sales	4.4%	3.9%

Merchandise comparable club sales	4.1%	2.4%

Sales Results for April 2011

($ in thousands)

Four Weeks Ended		% Change
April 30, 2011	May 1, 2010	Net Sales	Comp. Sales
$871,725	$777,028	12.2%	8.5%

Thirteen Weeks Ended		% Change
April 30, 2011	May 1, 2010	Net Sales	Comp. Sales
$2,769,127	$2,516,375	10.0%	6.3%

-More-

BJ’s Wholesale Club

May 5, 2011

The Company provided the following additional information regarding comparable club sales for April 2011:

•	Sales increased in weeks one, two and three, and decreased in week four.

•	Comparable club sales increased in all major regions with the strongest increase in the Southeast.

•	Excluding sales of gasoline, the average transaction amount increased by approximately 1%. Traffic increased by approximately 3%.

•	Sales of food increased by approximately 7%, driven primarily by fresh food. Sales of general merchandise decreased by approximately 1%.

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Departments with the strongest sales increases compared to last year included bakery, candy, cheese kiosk, coffee, dairy, deli, electronics, frozen, meat, milk, plates/utensils, prepared foods, produce, salty snacks and small appliances. Departments with weaker sales compared to last year included apparel, cigarettes, diapers, oils/shortening, paper, pre-recorded video, soda, sporting goods, summer seasonal and televisions.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s Wholesale Club operates 190 warehouse clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Conference Call Information for First Quarter Results Scheduled for May 18, 2011

On Wednesday, May 18, 2011, BJ’s plans to announce the Company’s financial results for the first quarter ended April 30, 2011. Also on Wednesday, May 18, 2011, the Company plans to hold a conference call at 8:30 a.m. Eastern Time to discuss first quarter results. To access the webcast (including reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com. An archive of the webcast will be available for approximately 90 days following the call.

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